NITROMED, INC
125 SPRING STREET
LEXINGTON, MA 02421

t. 781.266. 4000
f. 781.274.8080

www.nitromed.com

NitroMed Announces Third Quarter 2005 Financial Results

- Includes Commercial Launch and First Sales of BiDil® -

Lexington, MA - November 3, 2005 - NitroMed, Inc. (Nasdaq: NTMD) today announced financial results for the third quarter ended September 30, 2005.  During the quarter, the Company launched its first commercial product, BiDil® (isosorbide dinitrate/hydralazine HCI), indicated for the treatment of heart failure in self-identified black patients.

Financial Results:

Revenue for the three months ended September 30, 2005 was $1.5 million, compared to $2.3 million for the three months ended September 30, 2004, a decrease of $0.8 million.  For the nine months ended September 30, 2005, the Company reported revenue of $2.3 million, compared to $7.0 million for the comparable period in 2004, a decrease of $4.7 million.  The decrease in revenue in both the three and nine month periods ended September 30, 2005 is primarily attributable to the November 2004 termination of our collaboration agreement with Merck & Co., Inc., partially offset by approximately $1.1 million in product sales of BiDil during the third quarter of 2005.

In mid-July, 2005, the Company began commercial shipments of BiDil and shipped a total of approximately 43,800 bottles or $14.2 million at the Wholesale Acquisition Price (W.A.C.) in the initial trade load period ending July 31, 2005.  These orders included certain incentives customary during a launch period and as a result, the Company will only recognize revenue on these orders when the product has been provided to a patient in the form of a prescription.  Orders received beginning August 1, 2005 do not include similar incentives and as a result, will be recognized upon delivery to the customer.  In addition, the Company also recorded a reduction in BiDil revenue of approximately $252,000 for the redemption of vouchers during the third quarter.  As a result of the above, the Company recognized BiDil product sales of $1.1 million for the three and nine month periods ending September 30, 2005.

From the initial BiDil trade load, the Company has received approximately $8.0 million to date of cash; $600,000 was received during the third quarter, and $7.4 million was received subsequent to the close of the quarter.  These amounts, which are subject to returns, will not be recognized as revenue until the associated product is provided to patients as prescriptions.

Total cost and operating expenses for the three months ended September 30, 2005 were $33.9 million, compared to $13.5 million for the same period in 2004, an increase of $20.4 million.  For the nine months ended September 30, 2005, total cost and operating expenses were $78.4 million, compared to $28.0 million for the same period in 2004, an increase of $50.4 million.

Sales, General and Administrative (SG&A) expenses for the three months ended September 30, 2005 were $23.6 million, compared to $5.4 million for the three months ended September 30, 2004, an increase of $18.2 million.  For the nine months ended September 30, 2005, SG&A expenses totaled $52.2 million, compared to $9.2 million for the nine months ended September 30, 2004, an increase of $43.0 million.  The increase in both the three and nine month periods was primarily due to increases in expenses related to the preparation and launch of BiDil.  These increases include new costs in the 2005 periods related to our contract sales force agreement with Publicis Selling Solutions, the hiring of sales and marketing personnel, and advertising and promotional services.

Research and Development (R&D) expenses for the three months ended September 30, 2005 were $7.4 million, compared to $8.1 million for the three months ended September 30, 2004, a decrease of $0.7 million.  For the nine months ended September 30, 2005, research and development expense totaled $23.4 million, compared to $18.8 million for the nine months ended September 30, 2004, an increase of $4.6 million.  The decrease in R&D expense for the three months ended September 30, 2005 was primarily due to decreases in clinical trial expense as a result of the early halting of the African American Heart Failure Trial (“A-HeFT”) in the third quarter of 2004.  The increase in research and development expense for the nine months ended September 30, 2005 was primarily due to increases in medical support costs in the third quarter of 2005 associated with obtaining FDA approval and supporting the launch of BiDil.

An area of new costs were those related to the sale of our product BiDil.  Total cost of product sales was $2.9 million for both the three and nine month periods ended September 30, 2005.  This includes an impairment charge of $2.6 million for commercial trade product and patient sample inventory.  There were no cost of product sales for the three and nine month periods ended September 30, 2004.

“We remain on track with our guidance for incurring operating expenses in the range of $100 - $115 million for the full year,” Lawrence E. Bloch, M.D., J.D., Chief Business Officer and Chief Financial Officer said.

NitroMed’s net loss for the three months ended September 30, 2005 was $32.1 million or $1.05 per share, compared to a net loss of $10.8 million or $0.41 per share for the three months ended September 30, 2004.  The Company’s net loss for the nine month period ended September 30, 2005 was $74.3 million or $2.45 per share, compared to a net loss of $20.1 million or $0.78 per share for the comparable period in 2004.

At September 30, 2005, NitroMed had cash, cash equivalents and marketable securities of $88.0 million.

The Company said that BiDil is on the Medicaid formularies in all U.S. states, except the State of Maine. As a result, over 99% of Medicaid eligible African American heart failure patients now have access to BiDil through Medicaid.

Other operational highlights for NitroMed during for the third quarter 2005 and beyond include:

•                  The nationwide commercial launch of BiDil during the week of July 15th, just three weeks following FDA approval and less than one year after the A-HeFT trial was halted;

•                  The July stocking of $14.2 million (approximately 43,800 bottles) of BiDil at W.A.C. into the wholesale and retail channels;

•                  The implementation of NitroMed Cares™, an industry leading patient assistance program that is designed to provide uninsured patients with BiDil either free or at a reduced cost, depending on income;

•                  Inclusion of our proprietary formulation in the American College of Cardiology/American Heart Association 2005 Guidelines, published in August, that set forth best practices in cardiovascular care;

•                  Distribution of over 120,000 sample bottles of BiDil by October 31st;

•                  The presentation of new A-HeFT data at the September Heart Failure Society of America meeting, including:

•                  Data on increased ejection fraction and left ventricular remodeling;

•                  A pharmacoeconomic study demonstrating cost effectiveness;

•                  Quality-of-life data highlighting improvements in patient functional status; and

•                  Early results from our ongoing Genetic Risk Assessment in Heart Failure sub-studies (GRAHF).

“The Company is committed to the development of increasingly personalized cardiovascular care and to the building of its BiDil franchise,” said Dr. Michael D. Loberg, President and Chief Executive Officer.  “In only a few months our sales force has detailed and provided BiDil samples to over 13,500 physicians.  As a result, we believe that a significant number of heart failure patients are now on BiDil sample medication, which we view as an important accelerant to physician and patient adoption.  We remain encouraged by independent market research that indicates physicians’ strong intent to trial and to adopt BiDil as part of a standard adjunctive regimen for the treatment of their black heart failure patients.”

Webcast and Conference Call
NitroMed will host a webcast and conference call, including an open question and answer session to discuss third quarter 2005 financial results and company progress.

Date:                    Thursday, November 3, 2005

Time:                   9:00 am ET

Telephone Access:

Domestic callers, dial 866-578-5747

International callers, dial 617-213-8054

Participant passcode: 92843803

Online Access:

Go www.nitromed.com and follow instructions for the live webcast.

Participants may register in advance.

An audio replay of the conference call will be available two hours after the call and through November 18, 2005.  The replay can be accessed by dialing 888-286-8010. International callers should dial 617-801-6888.

The replay passcode ID for all callers is 14931942. The webcast will be archived on the NitroMed website for an indefinite period of time.

About NitroMed, Inc.
NitroMed of Lexington, Massachusetts is a research-based emerging pharmaceutical company and the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients.  In this population, BiDil is indicated as an adjunct to current standard therapies such as ACE inhibitors and/or beta blockers.  BiDil was approved by the U.S. Food and Drug Administration, primarily on the basis of efficacy data from the Company’s landmark A-HeFT (African American Heart Failure Trial) clinical trial, and is marketed by NitroMed through a nationwide, dedicated sales force.

The Company is committed to its goal of developing novel pharmaceuticals and safer, more effective versions of existing drugs to treat underserved patient populations.  NitroMed’s development efforts are primarily directed at expanding its cardiovascular franchise.

Forward Looking Statements
Statements in this press release about future expectations, plans and prospects for the Company, including the Company’s guidance for incurring operating expenses for fiscal year 2005 and its statements regarding the Company’s expectations concerning increasing physician and patient acceptance of BiDil, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: unanticipated difficulties in maintaining regulatory approvals to market and sell BiDil; the Company’s ability to develop and maintain the necessary sales, marketing and manufacturing capabilities to launch and commercialize BiDil; patient, physician and third-payer acceptance of BiDil as a safe and effective therapeutic; adverse side effects experienced by patients taking BiDil; the Company’s ability to obtain or maintain intellectual property protection and required licenses; the Company’s ability to obtain the substantial additional funding required to conduct manufacturing, marketing and sales of BiDil; unanticipated operating expenses for the remainder of fiscal year 2005 and other factors discussed in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which has been filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release.  The Company anticipates that subsequent events and developments will cause the Company’s views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

For full prescribing information, visit: www.BiDil.com.

BiDil is a registered trademark of NitroMed, Inc.

Contacts:

Sondra Newman, Investor Relations

P: 781.266.4197

C: 781.640.3088

Jane Kramer, Media

P: 781.266.4220

C: 781.640.8499

Source: NitroMed, Inc.

-                    Financial Tables Follow —

NITROMED, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED BALANCE SHEETS
As of September 30, 2005 and December 31, 2004
(Unaudited)
	September 30,	December 31,
	2005	2004
ASSETS

Cash and marketable securities	$88,010	$142,367
Accounts receivable, net	12,873	19
Inventories	5,137	—
Other assets	5,349	6,971

Total assets	$111,369	$149,357

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities	$22,643	$10,753
Deferred revenue	12,782	1,592
Long term portion of notes payable	11,732	—
Stockholders' equity	64,212	137,012

Total liabilities and stockholders' equity	$111,369	$149,357

CONDENSED STATEMENTS OF OPERATIONS
For the three and nine months ended September 30, 2005 and 2004
(Unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Product sales	$1,117	$—	$1,117	$—
Research and development	398	2,332	1,194	6,994

Total revenues	1,515	2,332	2,311	6,994

Cost and operating expenses:
Cost of product sales	2,877	—	2,877	—
Research and development	7,393	8,118	23,391	18,831
Sales, general and administrative	23,614	5,355	52,161	9,152

Total cost and operating expenses	33,884	13,473	78,429	27,983

Loss from operations	(32,369)	(11,141)	(76,118)	(20,989)

Non-operating income, net	297	340	1,833	932

Net loss	$(32,072)	$(10,801)	$(74,285)	$(20,057)

Net loss per common share, basic and diluted	$(1.05)	$(0.41)	$(2.45)	$(0.78)

Avg. common shares outstanding, basic and diluted	30,421	26,187	30,311	25,829

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